                                                                    Exhibit 23.4

                        Consent of Independent Auditors

   We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of American Tower Corporation expected to be filed on or about January 31, 2000 for the registration of shares of its Class A common stock and to the incorporation by reference therein of our report dated September 16, 1998, with respect to the consolidated financial statements of OmniAmerica, Inc. and Subsidiaries (formerly Specialty Teleconstructors, Inc.) at and for the year ended June 30, 1998, included in American Tower Corporation's Form 8-K.

Dallas, Texas
January 31, 2000                        /s/ Ernst & Young LLP